Phillip Goldstein
                                                              60 Heritage Drive
                                             Pleasantville, NY 10570

                                                        March [--], 1999

Dear Fellow Shareholder of The Emerging Markets Infrastructure Fund:

         As a long-term shareholder, I am concerned about our Fund's poor long-term performance and the persistent discount from net asset value ("NAV") at which its shares have traded. To give shareholders greater influence on matters affecting the value of their investment in the Fund, at the 1999 Meeting of Shareholders I intend to nominate two persons for election as directors of the Fund. I also intend to introduce and/or support three proposals for action by shareholders.

         The persons I intend to nominate for election as directors are Gerald Hellerman and myself. Each of us is committed to exploring fully and implementing measures intended to improve the Fund's performance and to reduce or eliminate the discount from NAV. If elected, the actions Mr. Hellerman and I may urge the Board of Directors to consider and implement will include:

     Terminating the Fund's investment advisory agreement with Credit Suisse Asset Management and engaging a new investment advisor for the Fund;

      Converting the Fund from a closed-end fund to an open-end fund;

      Aggressively repurchasing the Fund's shares in the stock market;

      Conducting a self-tender offer at a premium to the market price; and

      Liquidating the Fund.

At the meeting, the following proposals will be introduced for approval by shareholders:

     A resolution calling for shareholders to be afforded an opportunity to realize NAV for their shares;

     A resolution terminating the investment advisory agreement between the Fund and Credit Suisse Asset Management, the Fund's investment adviser.

     A resolution calling for the Fund to reimburse the reasonable proxy solicitation expenses of each "serious nominee" for director.

         The boards of directors of closed-end funds managed by Credit Suisse have a history of opposing proposals to eliminate the discount -- and ignoring them when they are approved by the shareholders. Shareholders of two such funds, The Emerging Markets Telecommunications Fund and The First Israel Fund, voted overwhelmingly to open-end them but their boards did not comply with the shareholders' wishes. Consequently, one must question whether those directors, some of whom are also directors of our Fund, are loyal to the shareholders they are supposed to represent or to Credit Suisse.

         A few months ago, I submitted a proposal to afford shareholders of our Fund an opportunity to realize NAV but I was concerned that our Board might similarly fail to act despite a clear mandate from the shareholders. At a meeting with several of the directors, I asked whether the Board would commit to implementing my proposal if shareholders approved it by a margin of at least 2 to 1. The Board declined to make such a commitment. As a result, I have concluded that if the shareholders of our Fund are to be afforded an opportunity to realize NAV, they will need representatives on the Board who share that view.

         Additionally, the link between Credit Suisse and the Board must be severed so that there is no question about where the loyalties of the directors lie. I recognize that some shareholders may be reluctant to vote to terminate the advisory contract with Credit Suisse but I firmly believe that such action is necessary. In my view, Credit Suisse is the main impediment to allowing shareholders to realize NAV because of its concerns that its fees may be adversely impacted if shareholders are allowed to cash out at NAV. This is a conflict of interest that we need to eliminate. Once Credit Suisse is out of the picture, I am convinced that any resistance to allowing shareholders to realize NAV will melt like a snowman in July.

         To enable me to vote your shares in favor of the election of my nominees and the proposals noted above, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. You may vote on all proposals contained on the Fund's proxy card by using the enclosed GREEN proxy card. Instructions for executing the GREEN proxy card are contained in the enclosed proxy statement. If you have already returned the proxy card sent to you by the Fund, you may revoke that proxy and vote for my nominees and all the proposals by marking, signing, dating and mailing a later dated GREEN proxy card. If you have any questions, please call me at (914) 747-5262.

                                           Sincerely yours,



                                           Phillip Goldstein

IMPORTANT: AFTER SUBMITTING A GREEN PROXY CARD, PLEASE DO NOT
RETURN THE FUND'S PROXY CARD (EVEN TO VOTE AGAINST MANAGEMENT'S
NOMINEES).  DOING SO WILL REVOKE YOUR GREEN PROXY CARD.




                  PROXY STATEMENT IN OPPOSITION TO  SOLICITATION  BY
                          THE  BOARD  OF  DIRECTORS  OF  THE  EMERGING
                                 MARKETS INFRASTRUCTURE FUND, INC.

           ANNUAL MEETING OF SHAREHOLDERS (To be held on April 27, 1999)

         My name is Phillip Goldstein. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on February 22, 1999 (the "Record Date") of shares of Common Stock, par value $.001 per share (the "Common Stock") of The Emerging Markets Infrastructure Fund, Inc (the "Fund"). I am soliciting a proxy to vote your shares at the 1999 Annual Meeting of Shareholders of the Fund and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

         This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about March [--], 1999.

                                                   INTRODUCTION

         There are five matters that the Fund has scheduled to be voted upon at the meeting:

     1.       The election of two persons to serve as directors of the Fund;

     2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending November 30, 1999;

     3. My shareholder proposal recommending that the Board of Directors of the Fund take steps to afford shareholders an opportunity to realize NAV for their shares (the "NAV Proposal");

     4. A shareholder proposal to terminate the Fund's advisory agreement with Credit Suisse Asset Management (the "Contract Termination Proposal");

     5. A shareholder proposal calling for the Fund to bear the reasonable proxy
     solicitation   expenses  of  each  "serious   nominee"  for  director  (the
     "Reimbursement Proposal").

         With respect to these matters, I am soliciting a proxy to vote your shares IN FAVOR of the election of two persons (including myself)
     whom I intend to nominate for election as directors of the Fund; and FOR each of the shareholder proposals. I am making no recommendation on how shares should be voted on the ratification of the selection of the Fund's independent accountants.

         As discussed below, I believe that the election of my nominees will help bring a fresh perspective to the Board's consideration of measures intended to increase the NAV of the Fund's shares and to reduce or eliminate the discount from NAV at which the Fund's shares have been trading. I also believe that these goals will be furthered by shareholder approval of each of the shareholder proposals.

How Proxies Will Be Voted

         All of the proposals scheduled by the Fund to be voted on at the meeting are included on the enclosed GREEN proxy card. If you wish to vote IN FAVOR of my nominees, and FOR the shareholder proposals, you may do so by completing and returning a GREEN proxy card.

         If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted IN FAVOR of the election of my nominees for director, and FOR each shareholder proposal. If you do not indicate how to vote on the ratification of the selection of the Fund's independent accountants, your shares will be voted TO ABSTAIN on that matter.

         If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

         The presence, in person or by proxy, of the holders of more than 50% of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose an adjournment for other reasons. Any adjournment will require the affirmative vote of a majority of those shares present at the meeting in person or by proxy. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion.

Revocation of Proxies

         You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

         The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an independent investor and investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies, including the Fund, to take various actions that I believe would benefit those companies and their shareholders.

         As of March 15, 1999, I owned of record 1 share of Common Stock of the Fund. I am also deemed to be the beneficial owner of 276,600 shares of Common Stock held in brokerage accounts by my clients and me. Combined, these personal and client holdings total 276,601 shares, representing approximately 1.8% of the outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

                                   REASONS FOR THE SOLICITATION

         Since the Fund commenced operations more than five years ago the market value of its shares has declined by about 50%. In the fiscal year ending November 30, 1998, the NAV declined by 30%. For this "accomplishment" Credit Suisse Asset Management "earned" over $2.6 million in advisory fees. What's wrong with this picture? In addition, the shares of the Fund have traded at a large discount to NAV for years. Until late last year when it announced a modest repurchase program, management had not taken any meaningful action to enhance shareholder value. Most importantly, the Board has made no commitment to afford shareholders an opportunity to realize NAV for their shares regardless of the outcome of the shareholder vote on the NAV Proposal.

         I believe that the Board's belated share repurchase policy will not provide a long-term solution to the discount problem. More meaningful actions are required if shareholders wish to realize NAV. For this reason, I am soliciting your vote to elect Mr. Hellerman and me to the Board of Directors and to approve various shareholder proposals that I believe will enhance shareholder value. Most importantly, Mr. Hellerman and I are committed to honoring the wishes of the shareholders as expressed at this meeting as to whether or not they should have an opportunity to realize NAV for their shares.

         Until now, all of the Fund's directors served on the boards of other funds advised by Credit Suisse Asset management. Our election will provide shareholders with two independent voices on important matters affecting the Fund and will give the Board of Directors a fresh perspective about measures intended to benefit shareholders. The approval of the three shareholder proposals will also further these goals to the extent that they may result in:

      implementation of new investment advisory arrangements with an investment adviser that is committed to enhancing shareholder value; and

     greater independence of the Board, enhancing its ability to act in the best interests of shareholders.

         If you share these goals, I urge you to vote for my nominees and for the shareholder proposals, using the enclosed GREEN proxy card.

                                      CERTAIN CONSIDERATIONS

         In deciding whether to give me your proxy, you should consider the following:

         Even if my nominees are elected and my proposals are approved by the shareholders, there can be no assurance that the full Board of Directors will take any actions that we may advocate or that such actions, if taken, will achieve their intended goals. My nominees will, if elected, represent only two of the Fund's seven directors.

         Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders.

         I believe that all shareholders of the Fund will benefit if any actions taken to improve shareholder value or to reduce or eliminate the discount from NAV are successful. However, I am paid fees by my clients who hold shares of the Fund. These fees will be greater if the value of the Fund's shares increases and, in some cases, are based upon a share of the profits the client earns.

         I and companies with which I am affiliated are parties to two pending legal actions involving closed-end funds. These actions are described in Exhibit
2. In these actions, the closed-end funds alleged that I violated certain provisions of the Federal securities laws in connection with the solicitation of proxies.

                                                        ELECTION OF DIRECTORS

         At the meeting, I will nominate Gerald Hellerman and myself for election as directors for a term expiring in 2002. Information about my nominees is as follows:

Name, Business Address, Age     Principal Business Occupation(s)

Gerald Hellerman (Age 61)       Since 1993, Mr. Hellerman has served
10965 Eight Bells Lane          as the managing director of Hellerman
Columbia, Maryland  21044       Associates, which provides financial
                                consulting and litigation support services in government related matters. From 1976 to 1993,
                            Mr.Hellerman was the Chief Financial Analyst for the
                          Antitrust Division of the United States Department of Justice. He a trustee of Third Avenue Trust which consists of a series of four registered open-end investment companies. He is a director of The

                                Clemente Global Growth Fund, a registered closed-end investment company.


Phillip  Goldstein (Age54)      Since 1992, Mr. Goldstein has managed
60 Heritage Drive               investments for a  limited  number of clients
Pleasantville, NY 10570         and has served as the portfolio manager of a
                                private investment partner-ship.  He is
                                president of the general partner of that investment partnership. Mr. Goldstein has been a private investor in closed-end investment companies since 1974 and an advocate for shareholders' rights since 1996. He is a director of Clemente Global Growth Fund, a registered closed-end investment company.

         As previously noted, I am deemed to own beneficially 276,501 shares of Common Stock, representing approximately 1.8% of the shares outstanding on the Record Date. Mr. Hellerman does not own, beneficially or of record, any shares of Common Stock of the Fund.

         Other than fees that may be payable by the Fund to its directors, neither nominee named above has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund. I will indemnify Mr. Hellerman for certain liabilities he may incur in connection with this proxy solicitation.

         The persons named as proxies in the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the two nominees named above. Each nominee has consented to stand for election and to serve if elected. If either nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

                                   SHAREHOLDER PROPOSALS

         The following shareholder proposals are expected to be introduced at the Meeting. Each proposal along with the shareholder's supporting statement and the Board's opposition statement is contained in the Fund's proxy statement.

     Proposal No. 3 (NAV Proposal): I submitted this proposal to the Fund. Given its poor long-term performance and persistent discount, I believe shareholders who would like to cash out at NAV should be able to do so.

Proposal No.4 (Contract Termination Proposal): In its opposition statement, the Board asserts that the Fund's performance has been satisfactory. In light of the huge losses the Fund has incurred over the past five years, one wonders just how bad the performance would have to be to induce it to take action? Approval of this proposal will send a message that poor long-term performance and persistently wide discounts will no longer be tolerated.

          If this proposal is approved by the shareholders, the investment advisory agreement with the Fund's investment advisor, Credit Suisse Asset Management will terminate in 60 days. I believe that Credit Suisse has been the primary impediment to enhancing shareholder value because it does not want to jeopardize its fees which are now based on captive assets and that approval of this proposal is critical to eliminating the discount. Although approval of this proposal would not immediately result in enhancing shareholder value, it will, in my opinion, encourage the Board of Directors to seek a new investment adviser who is more committed than Credit Suisse to enhancing shareholder value.

         In the event this proposal is approved by shareholders, it will be necessary for the Board of Directors, including a majority of the directors who are not "interested persons" (as defined by the 1940 Act) of the Fund, to approve an investment advisory agreement with a new investment adviser to assure continuity of services to the Fund. This new advisory agreement will also have to be approved by shareholders of the Fund prior to its effectiveness. If a new advisory agreement is not approved by shareholders and directors and implemented prior to the effective date of the termination of the present investment advisory agreement, it is possible that there will be a period of time during which the Fund will not have an independent investment adviser responsible for the management and supervision of its investment portfolio.

     Proposal 5 (Reimbursement Proposal): I believe the Board's opposition statement includes a number of incorrect statements about this proposal. Specifically,
         1. I disagree with the Board's position that the law may preclude it from reimbursing a shareholder's reasonable solicitation expenses if the shareholders vote to do so. The shareholders own the Fund and the directors are the merely their agents. If the shareholders approve this proposal, I believe the Board has a fiduciary duty to implement it.

         2. While it is the duty of the Board to manage the day-to-day business of the Fund, how can anyone agree that the Board is "best positioned to make the case-by-case analysis required under applicable law prior to approving any reimbursement [of insurgents]?" As a contestant in a proxy contest, the Board has an inherent conflict of interest that may affect its objectivity.

         3. Contrary to the Board's self-serving assertion that reimbursement "would confer a direct economic benefit" upon me, it would merely level the playing field for all nominees for director. Reimbursement of my reasonable expenses is not an economic benefit to me. Furthermore, the Board could have saved the shareholders lots of money by including my nominees in the Fund's proxy statement, as I suggested. Instead, it will spend an exorbitant amount of shareholder funds in an attempt to defeat my nominees.

         4. The Board's suggestion that approval of this proposal could lead to dramatically higher expenses is baseless. My expenses will amount to less than 1/5 of a cent per share. Meanwhile, the directors seem to have few qualms about spending several times as much on high-priced proxy solicitors and lawyers. It is particularly ironic that this same Board authorizes payment to Credit Suisse of $2.6 million for losing more than $70 million of shareholder value yet is so concerned about my miniscule solicitation expenses.

         In an article entitled Expenses of Corporate Proxy Contests, Daniel M. Friedman put forth a persuasive rationale for granting reimbursement to insurgents.

         [A] full and fair presentation of the issues in a contested corporate election cannot be made if the stockholders are given only one side of the picture. And since the management whose policies are under attack naturally feels called upon to justify them, its version of the issues is more than likely to be colored to play up the favorable aspects and mitigate or ignore the unfavorable aspects. Presentation of the latter is therefore left mainly to the opposition.

         Accordingly, the very reason that originally moved the courts to authorize management expenditures -- the need for informing the stockholders -- further requires that minority stockholders be accorded similar rights. For it is only through knowledge of both sides of the question, including development of all the arguments pro and con, that the stockholders will be placed in a position to make an informed judgment as to what course of conduct is in the best interests of the company.

                                                 THE SOLICITATION

         I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

         Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. I estimate that my expenses will not exceed $30,000 which is less than [---] of the expenses that management will incur for its solicitation. My expenses thus far are approximately $[------]. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the Partnership that I manage.

         I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any associate which relates to future employment by the Fund or any future transaction with the Fund.

         If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please call me at
(914) 747-5262.

                                                    ADDITIONAL PROPOSALS

         I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.


DATED: March [--], 1999








                EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
               WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

         Except as disclosed in this proxy statement, neither Mr. Goldstein nor Mr. Hellerman has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by Mr. Goldstein and by accounts holding shares as to which he is deemed to be the beneficial owner (the "Accounts"). Mr. Hellerman does not own of record or beneficially any shares of Common Stock and has not owned any Common Stock within the past two years. The shares are held in margin accounts, together with other securities owned by Mr. Goldstein and the Accounts. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.


    Date          Shares Purchased            Date       Shares Purchased             Date                Shares Sold
   3/11/99              7800               10/30/98            7200                  9/8/98                  5000
   3/9/99               1400               10/28/98            17000                 9/3/98                  5000
   3/5/99               5000                5/12/98            28000
   3/3/99               8000                5/11/98            25000
   3/1/99               6000                4/27/98            50000
   1/26/99              5000                4/9/98             5000
   1/15/99              5000                4/8/98             5000
   1/4/99               3800                4/7/98             6600
  12/31/98              9200                4/6/98             1400
  12/29/98              5000                3/4/98             5200
  12/28/98              8000                3/3/98             3700
  12/21/98              5000                3/2/98             1300
   12/2/98              5000                2/27/98            18800
  11/17/98              5000                2/26/98            2200








  11/13/98              2500                8/12/97            2200
  11/12/98              800                 8/11/97            11500
   11/3/98              3400                7/1/97              900
   11/2/98              800



         EXHIBIT 2: PENDING LITIGATION INVOLVING THE SOLICITING SHAREHOLDER

         The soliciting shareholder and entities he is affiliated with are involved in the following pending litigation relating to closed-end funds. Each action is pending in U.S. District Court for the Southern District of New York.

The Emerging Germany Fund Litigation

         Phillip Goldstein, an investment partnership that he manages (the "Partnership"), and the general partner of the Partnership (the "General Partner") (of which Phillip Goldstein is a 50% owner) were named defendants in a federal court action for injunctive relief filed on April 8, 1998 by The Emerging Germany Fund, Inc. ("FRG"). FRG filed this action on April 8, 1998 immediately after canceling its 1998 annual meeting scheduled for April 27, 1998, and stated that it would not schedule an annual meeting until the litigation was resolved.

         In its action, FRG alleged that the defendants solicited proxies in violation of Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with certain postings by Mr. Goldstein on an Internet bulletin board in order to promote a "concerted scheme . . . to convert [FRG] to an open-end fund." FRG also alleged that Mr. Goldstein, the Partnership, and two other defendants, Ronald Olin and Deep Discount Advisors, Inc., were a "group" within the meaning of Section 13(d) of the Williams Act, and failed to file a
Schedule 13D.

         All defendants moved to dismiss FRG's complaint. In addition, the Partnership filed a related action against FRG and its directors for declaratory and injunctive relief alleging that FRG's management violated Section 14(a) of the Exchange Act and took actions, including the adoption of an advance notice by-law and cancellation of the annual meeting, for the purpose of entrenching management and depriving the shareholders of their right to vote.

         On October 6, 1998, FRG announced that the 1998 annual meeting would be held on January 26, 1999, and on November 6, 1998, it announced that it would recommend that shareholders vote to open-end the Fund. On January 26, 1999, FRG's shareholders voted overwhelmingly to open-end the Fund. On March 9, 1999, the court indicated that it will grant the defendants' motions to dismiss FRG's complaint as moot.

         All issues in the above actions have been resolved except as to the amount, if any, of legal expenses to which the parties are entitled. This remaining issue is the subject of settlement discussions and/or potential litigation.


The Emerging Mexico Fund Litigation

         On June 10, 1998, the Partnership filed a federal court action for declaratory and injunctive relief against The Emerging Mexico Fund, Inc. ("MEF") and its directors alleging that the defendants violated Section 14(a) of the Exchange Act and Section 36 of the Investment Company Act of 1940 Act (the "1940 Act") by, among other things, precluding the Partnership from presenting certain proposals and nominees for election as directors at MEF's 1998 annual shareholders' meeting. The complaint alleged that the defendants improperly used MEF's advance notice by-law to eliminate any challenge to management, and that MEF made misleading statements in its proxy statement with respect to certain shareholder proposals. The action sought to nullify any election of management's nominees for director, and to compel MEF to hold a meeting at which shareholders may present nominees for director, as well as other proposals.

         MEF has answered the Partnership's complaint and filed counterclaims against the Partnership, Phillip Goldstein and the General Partner, alleging that Goldstein solicited proxies via a posting on an Internet bulletin board and comments solicited by financial journalists for the election of the Partnership's nominees (which MEF had


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determined  could not be elected at the annual  meeting) in violation of Section
14(a) of the Exchange Act. Goldstein, the General Partner and the Partnership moved to dismiss MEF's claims.

         On January 6, 1999 the parties entered into a settlement agreement that provides that MEF use its best efforts to secure shareholder approval of a plan of liquidation and for payment of plaintiffs' attorneys' fees and expenses. The court has scheduled a hearing for March 26, 1999 on the fairness of the settlement and the request for fees and expenses.

                                                       * * *

All of the above actions were filed in the Federal District Court, S.D.N.Y. Copies of all pleadings in the above actions are available upon request to Gregory E. Keller of the law firm of Silverman, Harnes, Harnes, Prussin & Keller, 750 Lexington Avenue, New York, New York 10022, Tel. (212) 754-2333.







                                                     PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE EMERGING MARKETS
                              INFRASTRUCTURE FUND, INC. BY PHILLIP GOLDSTEIN

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1999

         The undersigned hereby appoints Steven Samuels, Rajeev Das and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The Emerging Markets Infrastructure Fund, Inc.(the "Fund") to be held at the offices of Wilkie Farr & Gallagher, 787 Seventh avenue, 38th Floor, New York, New York, 10019, on April 27, 1999, at 11:00 a.m. (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [ ].)

     1.       ELECTION OF DIRECTORS.

         FOR all nominees listed below [ ] WITHHOLD AUTHORITY [ ] (except as indicated to the contrary below) to vote for all nominees listed below

                  GERALD HELLERMAN
                  PHILLIP GOLDSTEIN

         If you wish to withhold authority to vote for the election of any individual nominee, write the name of that nominee below:

     2.   To   ratify   the   selection   by   the   Board   of   Directors   of
     PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending November 31, 1999:

     FOR [   ]        AGAINST [   ]              ABSTAIN [   ]


     3. Shareholder proposal recommending that the shareholders be afforded an opportunity to realize NAV for their shares.

       FOR [   ]              AGAINST [   ]            ABSTAIN [   ]

                                                      (OVER)
     5. The investment advisory agreement between the Fund and Credit Suisse Asset Management shall be terminated.

        FOR [   ]             AGAINST [   ]             ABSTAIN [   ]

     5. Shareholder proposal recommending that the Fund bear the reasonable proxy solicitation expenses of each "serious nominee" for director

       FOR [   ]             AGAINST [   ]              ABSTAIN [   ]


IMPORTANT - - PLEASE SIGN AND DATE BELOW. YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED ABOVE IN ITEM 1 AND FOR PROPOSALS 3, 4, AND 5 AND WILL ABSTAIN FROM VOTING ON PROPOSAL 2. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED MARCH [--], 1999 OF PHILLIP GOLDSTEIN. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF. (IMPORTANT - PLEASE FILL IN DATE)

This proxy card is provided by Phillip Goldstein, a shareholder of the Fund.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.

SIGNATURE(S)______________________________________       Dated: _______________






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